Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form 10-KSB Annual Report of American Petro-Hunter, Inc. of our report, dated March 21, 2007, relating to the consolidated balance sheet as at December 31, 2006 and statements of operations, cash flows and stockholders’ deficiency for the year ended December 31, 2006 and for the period from January 24, 1996 (date of inception) to December 31, 2006.

Vancouver, Canada	“Morgan & Company”

April 14, 2008	Chartered Accountants

Tel: (604) 687-5841 Fax: (604) 687-0075 www.morgan-cas.com	P.O. Box 10007 Pacific Centre Suite 1488 - 700 West Georgia Street Vancouver, B.C. V7Y 1A1